                                                                   EXHIBIT 99.1


                      [PULASKI FINANCIAL CORP. LETTERHEAD]

              PULASKI FINANCIAL REPORTS $0.28 DILUTED EPS FOR YEAR
        DESPITE LOSS ON SALE OF FANNIE MAE PREFERRED STOCK AND SEPARATION
                             PAYMENT TO FORMER CEO

        o NET INTEREST INCOME UP 14% FOR QUARTER AND 22% FOR YEAR ON STRONG GROWTH IN AVERAGE LOANS AND CORE DEPOSITS

        o LOANS RECEIVABLE INCREASE 3% DURING QUARTER AND 15% DURING YEAR ON GROWTH IN COMMERCIAL REAL ESTATE AND COMMERCIAL AND INDUSTRIAL LOANS

        o CORE DEPOSITS INCREASE 5% DURING QUARTER AND 35% DURING YEAR ON GROWTH IN RETAIL CHECKING ACCOUNT BALANCES; RETAIL BANKING FEES UP 9% FOR QUARTER AND 16% FOR YEAR

        o MORTGAGE REVENUES UP 105% FOR QUARTER AND 24% FOR YEAR ON WIDENED GROSS SALES MARGINS

        o PROVISION FOR LOAN LOSSES TOTALS $2.8 MILLION FOR QUARTER VERSUS NET CHARGE-OFFS OF $2.0 MILLION RESULTING IN RESERVE BUILD OF $800,000 AND RATIO OF ALLOWANCE TO TOTAL LOANS OF 1.16%

        o BANK MAINTAINS "WELL-CAPITALIZED" REGULATORY STATUS INCLUDING 7.93% TIER 1 LEVERAGE CAPITAL RATIO AND 10.59% TOTAL RISK-BASED CAPITAL RATIO AT SEPTEMBER 30, 2008


ST. LOUIS, October 21, 2008 -- Pulaski Financial Corp. (Nasdaq Global Select:
PULB) today announced net income for the fiscal year ended September 30, 2008 of $2.9 million, or $0.28 per diluted share, compared with net income of $9.0 million, or $0.88 per diluted share, for the year ended September 30, 2007. The Company reported a net loss for the quarter ended September 30, 2008 of $4.1 million, or $0.39 per diluted share, compared with net earnings of $2.3 million, or $0.23 per diluted share, for the same quarter a year ago. Results for the quarter ended September 30, 2008 were negatively impacted by investment securities losses totaling $5.2 million after tax, or $0.50 per diluted share, which primarily included the previously announced losses realized on the sale of the Company's entire portfolio of Fannie Mae preferred stock. Results for the twelve-month period ended September 30, 2008 also included a $989,000 after-tax charge, or $0.10 per diluted share, for a separation payment and other expenses related to the resignation of the Company's former chief executive officer on May 1, 2008.

Gary Douglass, President and Chief Executive Officer, commented, "Despite the loss we realized on the sale of the Fannie Mae preferred stock, which was an unfortunate issue impacting a large number of financial institutions across the country, and the expenses related to the resignation of our former CEO, our core operating results for the year were solid, especially considering the unprecedented environment in which we operated. We saw strong growth in revenues, driven by expansion in our net interest income, mortgage revenues and retail banking fees. We continued to gain market share with significant growth in loans and core deposits. We saw a significant increase in loan charge-offs for the year, but at a level that was still well below those experienced by the industry on a national level. We increased our provision for loan losses to cover these charge-offs and to build our loan loss reserves. We continued to be classified as "well capitalized" under federal regulations, with a 7.93% Tier I leverage capital ratio and a 10.59% total risk-based capital ratio at September 30, 2008.

Douglass continued, "Despite dramatic challenges in our industry and our economy, Pulaski remains a true community bank serving St. Louis. We continue to make quality loans to our business and mortgage customers while providing a safe home for our customers' deposits. A number of banks in our community have been forced to severely curtail their availability to their loan customers because of capital limitations and weaknesses in their lending practices. I am pleased to say that, in the past quarter, we originated $437 million of new residential and commercial loans in our community. Loan originations for the year totaled $2.1 billion. These loans were made to credit worthy borrowers under our tightened credit standards. Pulaski Bank remains a source of strength within the St. Louis community, evidenced by our successful growth in core deposits - over 35% for the year. As local depositors have become increasingly concerned over the safety of their deposits, Pulaski Bank's quality reputation is a growing safe harbor for the community."

NET INTEREST INCOME INCREASES ON STRONG CORE DEPOSIT AND COMMERCIAL LOAN GROWTH

Net interest income rose $1.1 million, or 14%, to $9.0 million for the fourth quarter of fiscal 2008 compared with $7.9 million for the same period a year ago. For the year, net interest income increased $6.5 million, or 22%, to $35.6 million. Results for the quarter and the year were driven by strong growth in the average balance of loans receivable, which increased $140.4 million, or 15%, to $1.09 billion compared with the same period a year ago. For the twelve-month period, the average balance of loans receivable increased $166.2 million to $1.04 billion. Commercial real estate and commercial and industrial loans accounted for substantially all of this growth, while the Company saw a decline in the balance of construction land loans.

The net interest margin was 3.04% for the three months ended September 30, 2008 compared with 3.23% for the quarter ended June 30, 2008 and 3.03% for the comparable quarter a year ago. For the year, the net interest margin rose to 3.08% in 2008 compared with 2.97% in 2007. The decline from the quarter ended June 30, 2008 was due to a decline in the yield on average interest earning assets caused primarily by a rise in non-accruing loans during the three months ended September 30, 2008 and a loss of dividend income resulting from the sale of the Fannie Mae preferred stock. The Company's cost of funds remained stable at 2.99% during each of the two quarters ended September 30, 2008 and June 30, 2008, which compared favorably with 4.72% for the quarter ended September 30, 2007.

Growth in core deposits, which have traditionally been the Company's lowest-cost funding source, continues to be one of the Company's primary strategic objectives. This strategy has yielded continued success as core deposits, which include checking, money market and passbook accounts, rose 5%, or $19.0 million, from June 30, 2008 and 35%, or $112.4 million, from September 30, 2007 to $430.1 million at September 30, 2008. The Company's newest

                                       2
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banking locations in Richmond Heights, Clayton, and downtown St. Louis, which opened in 2007, had combined deposits totaling nearly $71.3 million at September 30, 2008. This growth was well ahead of management's projections. Also contributing to the Company's deposit growth was an increase in CDARS time deposits, which offer the bank's customers the ability to receive FDIC insurance on deposits up to $50 million. CDARS deposits increased $39.3 million from June 30, 2008 and $32.5 million from September 30, 2007 to $123.9 million at September 30, 2008.

Douglass noted, "Fierce competition for deposits in our market area, as well as nationally, resulted in the pursuit of irrational pricing strategies by many banks. We generally resisted the temptation to "chase deposits" and offer unusually high deposit rates. Instead, we were able to grow our core deposits by offering convenient products at reasonable rates, and by capitalizing on our strong reputation and high level of customer service."

The Company's net interest margin was also impacted by changes in the mix of wholesale funding, which include brokered deposits and borrowings from the Federal Home Loan Bank and the Federal Reserve Bank. Management actively chooses among these wholesale funding sources based on their relative costs and availability. During the year ended September 30, 2008, management reduced the balance of brokered deposits, which have traditionally been the Company's most expensive funding source, by 32% to $128.9 million at September 30, 2008. These deposits were replaced with less-expensive borrowings from the Federal Home Loan Bank and retail core deposits. At September 30, 2008, the Company had the ability to borrow an additional $204.5 million from the Federal Home Loan Bank and the Federal Reserve Bank.

CONTINUED GROWTH IN MORTGAGE REVENUES BOLSTERS NON-INTEREST INCOME

Primarily as the result of the sale of the Company's investment in Fannie Mae preferred stock during the quarter ended September 30, 2008, losses on investment securities totaled $8.2 million and $7.9 million during the three and twelve months ended September 30, 2008, respectively. Excluding these losses, non-interest income rose 28% for the quarter and 17% for the year compared with the same 2007 periods due primarily to strong growth in mortgage revenues and also to increased retail banking fees and investment brokerage revenues.

Douglass commented, "Our conservative mortgage business model is resulting in continued growth in non-interest income at a time when most mortgage companies are experiencing significant losses. We are focusing on profitability and efficiency. While our loan sales during the September 2008 quarter actually declined $47 million compared with the September 2007 quarter, our mortgage revenues doubled between the same periods due to lower direct origination costs and improved sales margins."

Mortgage revenues increased 105% to $1.5 million for the quarter ended September 30, 2008 on loan sales of $293 million compared with revenues of $727,000 on loan sales of $340 million in the same 2007 period. For the year, mortgage revenues increased 24% to $6.1 million on loan sales of $1.32 billion in 2008 compared with revenues of $4.9 million on loan sales of $1.34 billion for the same period last year. The Company experienced a 14% reduction in loan sales activity in the September 2008 quarter as the result of weakened loan demand caused by

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an overall shrinkage in the number of qualified credit-worthy borrowers in the market. However, the Company realized higher gross revenue margins during the 2008 periods due to reduced market competition and a shift in product mix to more profitable FHA loans.

Retail banking fees increased 9% to $1.0 million for the September 2008 quarter compared with the same period a year ago and 16% for the year to $4.0 million, driven primarily by growth in retail checking accounts. Investment brokerage revenues were up 46% to $188,000 for the September 2008 quarter compared with the same period a year ago and 55% for the year to $1.0 million as the result of successful sales efforts to new customers combined with an improved bond sales environment caused by the steepened yield curve.

NON-INTEREST EXPENSE

Total non-interest expense increased $1.6 million, or 27%, to $7.7 million for the quarter ended September 30, 2008 compared with $6.1 million for the same period a year ago and increased $6.4 million, or 28%, to $29.2 million for the year ended September 30, 2008 compared with $22.8 million for the year ended September 30, 2007. Non-interest expense for the year ended September 30, 2008 included a $1.6 million charge for the separation-related expenses resulting from the resignation of the Company's former chief executive officer on May 1, 2008. Other factors contributing to the increases were the strategic growth in the number of banking locations in late 2007, additional personnel costs associated with increased commercial loan activity and increased foreclosure activity.

ASSET QUALITY

"Maintaining manageable asset quality in the midst of the current environment continues to be one of our top priorities," said Douglass. "We continued to aggressively charge-off losses when they occurred and to strengthen our reserves. Non-performing loans rose this quarter, due primarily to an increase in past due residential first mortgage loans. We are closely monitoring our troubled assets and continue to work with residential borrowers in an effort to keep them in their homes. We did not engage in the risky types of lending such as sub-prime or option-ARM loans that have contributed to the national credit crisis, so we feel we are well positioned to work through this environment."

Douglass continued, "We experienced a $4.6 million increase in non-performing loans during the quarter ended September 30, 2008 compared with June 30, 2008 due primarily to a rise in non-performing residential first mortgage loans, which represented 65% of the Company's total non-performing loans at September 30, 2008. Residential first mortgage loans typically carry a lower level of inherent risk than other types of loans we originate. Charge-offs on this product type were only 0.41% of average residential first mortgage loans during 2008 compared with 0.52% on the entire portfolio. At September 30, 2008, our residential first mortgage loan portfolio totaled $239.6 million and had a 70% average loan-to-value at origination. We believe we can work with these borrowers to preserve the value they have invested in their homes."

The provision for loan losses for the three months ended September 30, 2008 was $2.8 million compared with $689,000 for the same quarter a year ago and was $7.7 million for the year

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

ended September 30, 2008 compared with $3.9 million in the same period last year. The provision for loan losses in the current-year periods related primarily to charge-offs, an increase in the level of non-performing loans and growth in performing commercial loans, which carry a higher level of inherent risk than residential loans. The ratio of the allowance for loan losses to total loans at September 30, 2008 was 1.16% compared with 1.11% at June 30, 2008 and 1.09% at September 30, 2007.

Net charge-offs for the quarter ended September 30, 2008 totaled $2.0 million, or 0.73% of average loans on an annualized basis, compared with $1.3 million, or 0.51% of average loans on an annualized basis, for the quarter ended June 30, 2008 and $267,000, or 0.11% of average loans on an annualized basis, for the September 2007 quarter. Net charge-offs in the September 2008 quarter included $539,000 of losses related to two loans involving fraudulent borrower activity. Excluding these losses, the level of charge-offs during the quarter ended September 30, 2008 closely approximated the level experienced in the prior linked quarter. For the twelve-month periods, net charge-offs totaled $5.4 million, or 0.52% of average loans, in 2008 compared with $1.3 million, or 0.14% of average loans, in 2007.

Nonperforming loans increased to $20.7 million, or 1.88% of total loans, at September 30, 2008 from $16.1 million, or 1.50% of total loans, at June 30, 2008 and $10.5 million, or 1.09% of total loans, at September 30, 2007. The increase during the quarter ended September 30, 2008 was primarily due to a $3.4 million increase in non-accruing residential first mortgage loans, a $747,000 increase in non-accruing home equity loans and a $498,000 increase in non-accruing residential second mortgage loans. The ratio of the allowance for loan losses to non-performing loans was 61.76% at September 30, 2008 compared with 74.00% at June 30, 2008 and 99.44% at September 30, 2007. The decline in the ratio of the allowance to non-performing loans at September 30, 2008 was due to a change in the mix of non-performing loans during the September 2008 quarter, specifically increased residential first mortgage loans. These loans carry a lower level of inherent risk than other types of loans in the Company's portfolio, especially compared to second mortgage loans and home equity lines of credit where the Company often does not own or service the first mortgage loan.

Troubled debt restructurings increased to $6.3 million at September 30, 2008 compared with $5.1 million at June 30, 2008 and $209,000 at September 30, 2007. Troubled debt restructurings at September 30, 2008 consisted of 39 residential mortgage loans totaling $5.8 million and one commercial loan totaling $537,000. The restructured terms of the loans generally included a reduction of the interest rates and the addition of past due interest to the principal balance of the loans. At September 30, 2008, restructured loans totaling $1.3 million were past due 30 days or more under the restructured loan terms. Management believes the loans are adequately collateralized and properly valued at September 30, 2008.

Real estate acquired in settlement of loans totaled $3.5 million at September 30, 2008 compared with $4.8 million at June 30, 2008 and $3.1 million at September 30, 2007. The balance at September 30, 2008 consisted of 36 residential real estate properties and 8 commercial real estate properties in the Company's two primary market areas of St. Louis and Kansas City. The Company's largest foreclosed property at June 30, 2008, a $2.3 million

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commercial office building in St. Louis County, Missouri, was sold during the quarter ended September 30, 2008.

Real estate foreclosure losses and expense include realized losses on the final disposition of foreclosed properties, additional write-downs for declines in the fair market values of properties subsequent to foreclosure and expenses incurred in connection with maintaining the properties until they are sold. Real estate foreclosure losses and expense increased $736,000 to $870,000 for the quarter ended September 30, 2008 compared with $134,000 for the same quarter last year and increased $1.3 million to $1.9 million for the year ended September 30, 2008 compared with $597,000 for the same period last year. The increases were generally due to the overall increased foreclosure activity and continuing declines in property values resulting in additional write-downs subsequent to foreclosure and realized losses on sale.

OUTLOOK

"Despite a 100% increase in our provision for loan losses during fiscal 2008, which was roughly equal to $0.24 per diluted share after tax, our core earnings (excluding primarily losses on sales of securities and the expense related to the resignation of the Company's former chief executive) grew a modest 2% for the year. Like most other financial institutions in the nation, we felt the pressure of the national credit crisis, and we responded by aggressively identifying and charging off problem loans and by prudently building our loan loss reserves. Despite this very difficult environment, we saw healthy growth in our core business lines which we believe was bolstered by our strength and solid reputation, resulting in us benefiting from a "flight to quality" by many existing and new customers. During the year, our core deposits grew 35%, our commercial loan portfolio grew 43%, and we originated $1.5 billion of mortgage loans. Our loan growth was accomplished under our tightened credit standards, and our core deposit growth was achieved without paying the inflated deposit rates being offered by many banks in our market to bolster their liquidity. We also maintained our `well capitalized' regulatory status," Douglass commented.

Douglass continued, "Absent the losses on the sale of the Fannie Mae preferred stock and the separation payments made to our former CEO that we incurred in 2008, fiscal 2009 results should be appreciably better than what we reported in 2008. However, we believe 2009 will likely be another challenging year full of uncertainties as each of us looks for the "bottom" of the national credit crisis. The merits of the government's bail-out plan are yet to be proven. We are diligently watching to see how the plan will curtail the length and depth of the current economic recession as well as the national residential mortgage crisis. As we are all acutely aware, the details of how the plan will cure the current oversupply of housing and the resulting declining property values have yet to be revealed. We also believe the current environment will continue to put pressure on the industry's net interest margins as variable rate assets reprice downward in response to the reduction in the prime rate while rates paid on deposits locally and nationally remain at inflated levels caused by irrational pricing strategies in highly competitive deposit markets. We will continue to resist the pressure to adopt these irrational pricing strategies, as we did in 2008."

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
Douglass concluded, "Because of the uncertainties in this economic environment, we do not feel it is prudent to issue specific earnings guidance at this time. We are confident that our experienced, talented and dedicated employees and our growing base of loyal customers will enable us to effectively manage through these challenging times and allow us to emerge even stronger than we are today. Our focus for fiscal 2009 is on managing asset quality to control the level of our credit costs, improving our net interest margin, implementing a cost-management culture and continued disciplined capital allocation. In addition, we are currently conducting a careful and thoughtful evaluation of the merits surrounding participation in the Treasury Department's preferred equity program."

CONFERENCE CALL TOMORROW

Pulaski Financial management will discuss forth quarter results and other developments tomorrow, October 22, 2008, during a conference call beginning at 11 a.m. EDT (10 a.m. CDT). The call also will be simultaneously webcast and archived for three months at: http://viavid.net/dce.aspx?sid=000057DB. Participants in the conference call may dial 877-407-9039 a few minutes before start time. The call also will be available for replay until November 5, 2008 at 877-660-6853, account number 3055 and conference I.D. 300799.

ABOUT PULASKI FINANCIAL

Pulaski Financial Corp., operating in its 86th year through its subsidiary, Pulaski Bank, serves customers throughout the St. Louis metropolitan area. The bank offers a full line of quality retail and commercial banking products through 12 full-service branch offices in St. Louis and three loan production offices in Kansas City and the St. Louis metropolitan area. The Company's website can be accessed at www.pulaskibankstl.com.

THIS NEWS RELEASE MAY CONTAIN FORWARD-LOOKING STATEMENTS ABOUT PULASKI FINANCIAL CORP., WHICH THE COMPANY INTENDS TO BE COVERED UNDER THE SAFE HARBOR PROVISIONS CONTAINED IN THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. STATEMENTS THAT ARE NOT HISTORICAL OR CURRENT FACTS, INCLUDING STATEMENTS ABOUT BELIEFS AND EXPECTATIONS, ARE FORWARD-LOOKING STATEMENTS. THESE FORWARD-LOOKING STATEMENTS COVER, AMONG OTHER THINGS, ANTICIPATED FUTURE REVENUE AND EXPENSES AND THE FUTURE PLANS AND PROSPECTS OF THE COMPANY. THESE STATEMENTS OFTEN INCLUDE THE WORDS "MAY," "COULD," "WOULD," "SHOULD," "BELIEVES," "EXPECTS," "ANTICIPATES," "ESTIMATES," "INTENDS," "PLANS," "TARGETS," "POTENTIALLY," "PROBABLY," "PROJECTS," "OUTLOOK" OR SIMILAR EXPRESSIONS. YOU ARE CAUTIONED THAT FORWARD-LOOKING STATEMENTS INVOLVE UNCERTAINTIES, AND IMPORTANT FACTORS COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE ANTICIPATED, INCLUDING CHANGES IN GENERAL BUSINESS AND ECONOMIC CONDITIONS, CHANGES IN INTEREST RATES, LEGAL AND REGULATORY DEVELOPMENTS, INCREASED COMPETITION FROM BOTH BANKS AND NON-BANKS, CHANGES IN CUSTOMER BEHAVIOR AND PREFERENCES, AND EFFECTS OF CRITICAL ACCOUNTING POLICIES AND JUDGMENTS. FOR DISCUSSION OF THESE AND OTHER RISKS THAT MAY CAUSE ACTUAL RESULTS TO DIFFER FROM EXPECTATIONS, REFER TO OUR ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED SEPTEMBER 30, 2007 ON FILE WITH THE SEC, INCLUDING THE SECTIONS ENTITLED "RISK FACTORS." THESE RISKS AND UNCERTAINTIES SHOULD BE CONSIDERED IN EVALUATING FORWARD-LOOKING STATEMENTS AND UNDUE RELIANCE SHOULD NOT BE PLACED ON SUCH STATEMENTS. FORWARD-LOOKING STATEMENTS SPEAK ONLY AS OF THE DATE THEY ARE MADE, AND THE COMPANY UNDERTAKES NO OBLIGATION TO UPDATE THEM IN LIGHT OF NEW INFORMATION OR FUTURE EVENTS.

FOR ADDITIONAL INFORMATION CONTACT:
Ramsey Hamadi                        Dave Garino or Dan Callahan
Chief Financial Officer              Fleishman-Hillard, Inc.
Pulaski Financial Corp.              (314) 982-0551
(314) 878-2210 Ext. 3825


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

                                                       PULASKI FINANCIAL CORP.
                                             UNAUDITED CONSOLIDATED FINANCIAL HIGHLIGHTS
                                                             (UNAUDITED)

SELECTED BALANCE SHEET DATA                                SEPTEMBER 30,          JUNE 30,            SEPTEMBER 30,
(DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)                   2008                 2008                  2007
                                                          --------------         ------------         --------------
Total assets                                               $1,304,150           $1,290,589            $ 1,131,465
Loans receivable, net                                       1,088,737            1,060,131                949,826
Allowance for loan losses                                      12,762               11,909                 10,421
Loans held for sale, net                                       71,966               78,370                 58,536
Investment securities (includes equity securities)              1,537               13,089                 16,988
FHLB stock                                                     10,896               11,761                  8,306
Mortgage-backed & related securities                           25,925               18,992                  3,027
Cash and cash equivalents                                      29,078               33,591                 23,774
Deposits                                                      915,311              833,363                835,489
Federal Reserve borrowings                                     40,000               95,000                      -
FHLB advances                                                 210,600              223,000                158,400
Subordinated debentures                                        19,589               19,589                 19,589
Stockholders' equity                                           82,361               86,340                 80,804
Book value per share                                       $     8.06           $     8.47            $      8.13

ASSET QUALITY RATIOS
Nonperforming loans as a percent of total loans                  1.88%                1.50%                  1.09%
Nonperforming assets as a percent of total assets                1.87%                1.62%                  1.20%
Allowance for loan losses as a percent of total loans            1.16%                1.11%                  1.09%
Allowance for loan losses as a percent of nonperforming loans   61.76%               74.00%                 99.44%

                                                                THREE MONTHS                            TWELVE MONTHS
SELECTED OPERATING DATA                                      ENDED SEPTEMBER 30,                      ENDED SEPTEMBER 30,
                                                     ---------------------------------          ----------------------------
(DOLLARS IN THOUSANDS)                                   2008                  2007                  2008             2007
                                                     ------------         ------------          -------------    ------------
Interest income                                       $   17,230           $   19,321             $   73,266      $   70,925
Interest expense                                           8,191               11,383                 37,653          41,834
                                                     -----------          -----------           ------------     -----------

  Net interest income                                      9,039                7,938                 35,613          29,091
Provision for loan losses                                  2,833                  689                  7,735           3,855
                                                     -----------          -----------           ------------     -----------

  Net interest income after provision for loan losses      6,206                7,249                 27,878          25,236
                                                     -----------          -----------           ------------     -----------

Retail banking fees                                        1,042                  959                  3,963           3,415
Mortgage revenues                                          1,493                  727                  6,111           4,942
Revenue from investment division operations                  188                  128                  1,024             663
Gain (loss) on sale of securities                         (8,195)                 129                 (7,870)            273
Other                                                        311                  433                  1,687           1,728
                                                     -----------          -----------           ------------     -----------
    Total non-interest income                             (5,161)               2,376                  4,915          11,021
                                                     -----------          -----------           ------------     -----------

Compensation expense                                       3,325                2,915                 14,056          11,178
Occupancy, equipment and data processing                   1,998                1,625                  7,219           5,760
Advertising                                                  330                  411                  1,257           1,424
Professional services                                        353                  374                  1,496           1,353
Real estate foreclosure losses and expenses, net             870                  134                  1,931             597
Gain on derivative financial instruments                     (65)                (142)                  (396)           (586)
Other                                                        935                  807                  3,657           3,047
                                                     -----------          -----------           ------------     -----------
    Total non-interest expense                             7,746                6,124                 29,220          22,773
                                                     -----------          -----------           ------------     -----------

Income (loss) before income taxes                         (6,701)               3,501                  3,573          13,484
Income tax expense (benefit)                              (2,650)               1,193                    684           4,501
                                                     -----------          -----------           ------------     -----------
    Net income (loss)                                 $   (4,051)          $    2,308             $    2,889      $    8,983
                                                     ===========          ===========           ============     ===========

PERFORMANCE RATIOS
Return on average assets                                  (1.28%)               0.82%                  0.23%           0.85%
Return on average equity                                 (18.52%)              11.20%                  3.34%          11.26%
Interest rate spread                                       2.80%                2.65%                  2.81%           2.62%
Net interest margin                                        3.04%                3.03%                  3.08%           2.97%

SHARE DATA
Weighted average shares outstanding-basic             10,039,042            9,778,411              9,914,220       9,814,396
Weighted average shares outstanding-diluted           10,289,791           10,222,156             10,239,301      10,255,702
EPS-basic                                                 ($0.40)               $0.24                  $0.29           $0.92
EPS-diluted                                               ($0.39)               $0.23                  $0.28           $0.88
Dividends                                                 $0.095               $0.090                 $0.370          $0.350

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


                                                       PULASKI FINANCIAL CORP.
                                        UNAUDITED CONSOLIDATED FINANCIAL HIGHLIGHTS, Continued
                                                             (UNAUDITED)

LOANS RECEIVABLE                                         SEPTEMBER 30,           JUNE 30,              SEPTEMBER 30,
(DOLLARS IN THOUSANDS)                                       2008                 2008                    2007
                                                         -------------        -------------           --------------
Real estate mortgage:
  One to four family residential                          $   339,481          $   323,093              $ 332,206
  Multi-family residential                                     32,547               32,848                 30,219
  Commercial real estate                                      261,166              255,410                200,206
                                                         ------------          -----------             ----------
       Total real estate mortgage                             633,194              611,351                562,631
                                                         ------------          -----------             ----------

Real estate construction and development:
  One to four family residential                               34,511               42,959                 45,428
  Multi-family residential                                      9,607               15,409                 13,899
  Commercial real estate                                       55,264               44,626                 39,594
                                                         ------------          -----------             ----------
       Total real estate construction and development          99,382              102,994                 98,921
                                                         ------------          -----------             ----------

Commercial & Industrial loans                                 137,688              130,815                 77,642
Equity line of credit                                         225,357              224,221                219,539
Consumer and installment                                        6,896                6,965                  6,918
                                                         ------------          -----------             ----------
                                                            1,102,517            1,076,346                965,651
                                                         ------------          -----------             ----------
Add (less):
  Deferred loan costs                                           5,205                5,193                  5,163
  Loans in process                                             (6,223)              (9,499)               (10,567)
  Allowance for loan losses                                   (12,762)             (11,909)               (10,421)
                                                         ------------          -----------             ----------
                                                              (13,780)             (16,215)               (15,825)
                                                         ------------          -----------             ----------
       Total                                              $ 1,088,737          $ 1,060,131              $ 949,826
                                                         ============          ===========             ==========

Weighted average rate at end of period                          6.02%                6.11%                  7.44%
                                                         ============          ===========             ==========


                                                     SEPTEMBER 30, 2008      JUNE 30, 2008           SEPTEMBER 30, 2007
                                                    ---------------------   ---- -------------    ------------------------
                                                                 WEIGHTED             WEIGHTED                    WEIGHTED
DEPOSITS                                                         AVERAGE              AVERAGE                     AVERAGE
(DOLLARS IN THOUSANDS)                                           INTEREST             INTEREST                    INTEREST
                                                      BALANCE      RATE     BALANCE     RATE      BALANCE           RATE
                                                    ----------------------------------------------------------------------
Demand Deposit Accounts:
   Noninterest-bearing checking                         $ 76,404  0.00%      $ 69,603  0.00%        $ 57,005        0.00%
   Interest-bearing checking                             178,698  2.51%       139,865  2.14%          57,815        1.79%
   Money market                                          149,141  2.12%       174,412  2.21%         173,950        4.05%
   Passbook savings accounts                              25,829  0.32%        27,241  0.30%          28,909        0.29%
                                                     -----------            ---------            -----------
        Total demand deposit accounts                    430,072  1.80%       411,121  1.69%         317,679        2.57%
                                                     -----------            ---------            -----------

Certificates of Deposit: (1)
    $100,000 or less                                     264,245  3.32%       221,285  3.39%         239,401        5.45%
    Greater than $100,000                                220,994  3.52%       200,957  3.75%         278,409        4.73%
                                                     -----------            ---------            -----------
        Total certificates of deposit                    485,239  3.41%       422,242  3.56%         517,810        5.06%
                                                     -----------            ---------            -----------
         Total deposits                                $ 915,311  2.65%     $ 833,363  2.64%       $ 835,489        4.11%
                                                     ============           =========            ===========

 (1) Includes brokered deposits                        $ 128,937  3.85%     $ 108,407  4.04%       $ 190,445        5.36%
                                                     ============           =========            ===========


                                                       PULASKI FINANCIAL CORP.
                                          NONPERFORMING ASSETS AND ALLOWANCE FOR LOAN LOSSES
                                                             (UNAUDITED)

NONPERFORMING ASSETS                                       SEPTEMBER 30,           JUNE 30,             SEPTEMBER 30,
(IN THOUSANDS)                                                 2008                 2008                    2007
                                                          --------------         ------------           -------------
Non-accrual loans:
    Residential real estate first mortgages                   $  5,904             $  2,471               $  1,780
    Residential real estate second mortgages                       752                  255                    302
    Commercial and multi-family                                  1,125                1,133                  3,708
    Real estate-construction and development                       133                  218                      -
    Commercial and industrial                                      341                  240                      -
    Home equity                                                  1,695                  948                    554
    Other                                                          160                   92                    105
                                                           ------------          ----------            -----------
        Total non-accrual loans                                 10,110                5,357                  6,449
                                                           ------------          ----------            -----------

Accruing loans past due 90 days or more:
    Residential real estate first mortgages                      2,543                2,710                  2,212
    Residential real estate second mortgages                         -                   99                    352
    Commercial and multi-family                                    231                  553                     44
    Real estate-construction and development                         -                  953                      -
    Home equity                                                  1,468                1,301                  1,064
    Other                                                            7                   46                    150
                                                           ------------          ----------            -----------
        Total accruing loans past due 90 days or more            4,249                5,662                  3,822
                                                           ------------          ----------            -----------

Restructured loans:
    Residential real estate first mortgages                      4,985                1,374                    209
    Residential real estate second mortgages                       670                  135                      -
    Commercial and multi-family                                      -                3,467                      -
    Commercial and industrial                                      537                    -                      -
    Home equity                                                    112                  100                      -
                                                           ------------          ----------            -----------
        Total restructured loans                                 6,304                5,076                    209
                                                           ------------          ----------            -----------
        Total non-performing loans                              20,663               16,095                 10,480
                                                           ------------          ----------            -----------
Real estate acquired in settlement of loans:
    Residential real estate                                      3,124                2,460                  3,022
    Commercial and multi-family                                    395                2,319                     68
                                                           ------------          ----------            -----------
        Total real estate acquired in settlement of loans        3,519                4,779                  3,090
                                                           ------------          ----------            -----------
Other nonperforming assets                                         237                   43                     43
                                                           ------------          ----------            -----------
        Total non-performing assets                           $ 24,419             $ 20,917               $ 13,613
                                                           ============          ==========            ===========


                                                               THREE MONTHS                              TWELVE MONTHS
ALLOWANCE FOR LOAN LOSSES                                   ENDED SEPTEMBER 30,                        ENDED SEPTEMBER 30,
                                                   -----------------------------------         ------------------------------
(IN THOUSANDS)                                            2008                  2007                  2008             2007
                                                      -----------           ----------           ------------      ----------
Allowance for loan losses,  beginning of period         $ 11,909              $ 9,999               $ 10,421         $ 7,817
 Provision charged to expense                              2,833                  689                  7,735           3,855
 Loans charged-off, net:
     Residential real estate first mortgages                (443)                 (23)                  (938)           (193)
     Residential real estate second mortgages               (291)                 (37)                (1,600)           (521)
     Commercial and multi-family                               -                    -                   (374)              -
     Real estate-construction and development               (305)                (119)                  (455)           (119)
     Commercial and industrial                              (355)                   -                   (355)              -
     Home equity                                            (542)                 (44)                (1,450)           (279)
     Other                                                   (44)                 (44)                  (222)           (139)
                                                      ----------            ---------             ----------       ---------
            Allowance for loan losses, end of period    $ 12,762             $ 10,421               $ 12,762        $ 10,421
                                                      ==========            =========             ==========       =========


                                                       PULASKI FINANCIAL CORP.
                                                        AVERAGE BALANCE SHEETS
                                                             (UNAUDITED)

                                                                                   THREE MONTHS ENDED
                                                   ---------------------------------------------------------------------------------
                                                           SEPTEMBER 30, 2008                       SEPTEMBER 30, 2007
                                                   ---------------------------------------------------------------------------------
                                                                INTEREST     AVERAGE                             INTEREST    AVERAGE
(DOLLARS IN THOUSANDS)                                AVERAGE      AND        YIELD/              AVERAGE          AND        YIELD/
                                                      BALANCE    DIVIDENDS    COST                BALANCE        DIVIDENDS    COST
                                                   -----------------------------------         --------------    -------------------
Interest-earning assets:
    Loans receivable                                 $ 1,088,140 $ 15,964    5.87%                 $ 947,757        $ 17,837   7.53%
    Loans available for sale                              57,005      868    6.09%                    68,399           1,092   6.39%
    Other interest-earning assets                         44,446      398    3.58%                    33,161             392   4.73%
                                                   -----------------------                     --------------    ------------
        Total interest-earning assets                  1,189,591   17,230    5.79%                 1,049,317          19,321   7.37%
                                                                 ---------                                       ------------
Noninterest-earning assets                                79,525                                      73,688
                                                   --------------                              --------------
        Total assets                                 $ 1,269,116                                 $ 1,123,005
                                                   ==============                              ==============

Interest-bearing liabilities:
    Deposits                                           $ 806,150  $ 5,909    2.93%                 $ 771,689         $ 8,725   4.52%
    Borrowed money                                       289,662    2,282    3.15%                   192,975           2,658   5.51%
                                                   -----------------------                     --------------    ------------
        Total interest-bearing liabilities             1,095,812    8,191    2.99%                   964,664          11,383   4.72%
                                                                 ---------                                       ------------
Noninterest-bearing deposits                              68,075                                      53,575
Noninterest-bearing liabilities                           17,749                                      22,289
Stockholders' equity                                      87,480                                      82,477
                                                   --------------                              --------------
        Total liabilities and stockholders' equity   $ 1,269,116                                 $ 1,123,005
                                                   ==============                              ==============
Net interest income                                               $ 9,039                                            $ 7,938
                                                                 =========                                       ============
Interest rate spread                                                         2.80%                                             2.65%
Net interest margin                                                          3.04%                                             3.03%




                                                                                   TWELVE MONTHS ENDED
                                                   ---------------------------------------------------------------------------------
                                                           SEPTEMBER 30, 2008                       SEPTEMBER 30, 2007
                                                  ----------------------------------------------------------------------------------
                                                                INTEREST     AVERAGE                             INTEREST    AVERAGE
(DOLLARS IN THOUSANDS)                                AVERAGE      AND        YIELD/              AVERAGE          AND        YIELD/
                                                      BALANCE    DIVIDENDS    COST                BALANCE        DIVIDENDS    COST
                                                   -----------------------------------         --------------    -------------------
Interest-earning assets:
    Loans receivable                                 $ 1,044,217 $ 67,608    6.47%                 $ 878,057        $ 65,220   7.43%
    Loans available for sale                              64,446    3,562    5.53%                    64,415           3,992   6.20%
    Other interest-earning assets                         46,522    2,096    4.51%                    35,771           1,713   4.79%
                                                   -----------------------                     --------------    ------------
        Total interest-earning assets                  1,155,185   73,266    6.34%                   978,243          70,925   7.25%
                                                                 ---------                                       ------------
Noninterest-earning assets                                80,535                                      73,655
                                                   --------------                              --------------
        Total assets                                 $ 1,235,720                                 $ 1,051,898
                                                   ==============                              ==============

Interest-bearing liabilities:
    Deposits                                           $ 783,787 $ 27,441    3.50%                 $ 712,674        $ 31,337   4.40%
    Borrowed money                                       283,010   10,212    3.61%                   191,257          10,497   5.49%
                                                   -----------------------                     --------------    ------------
        Total interest-bearing liabilities             1,066,797   37,653    3.53%                   903,931          41,834   4.63%
                                                                 ---------                                       ------------
Noninterest-bearing deposits                              63,325                                      47,982
Noninterest-bearing liabilities                           19,176                                      20,197
Stockholders' equity                                      86,422                                      79,788
                                                   --------------                              --------------
        Total liabilities and stockholders' equity   $ 1,235,720                                 $ 1,051,898
                                                   ==============                              ==============
Net interest income                                              $ 35,613                                           $ 29,091
                                                                 =========                                       ============
Interest rate spread                                                         2.81%                                             2.62%
Net interest margin                                                          3.08%                                             2.97%


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